Exhibit 99.2

CSX REPORTS THIRD-QUARTER EARNINGS

JACKSONVILLE, Fla., Oct. 22, 2003—CSX Corporation (NYSE: CSX) announced today a consolidated loss per share for the third quarter of 48 cents. The loss resulted from a change in accounting estimate and the expected settlement of disputes in connection with the company’s 1999 sale of international container-shipping assets.

Excluding the after-tax charges described below of $212 million, or 99 cents per share, consolidated earnings per share for the third quarter are 51 cents on net earnings of $109 million, versus $127 million, or 60 cents a share, a year ago.

The quarter included after-tax expenses of $145 million, or 68 cents per share, reflecting a change in CSX’s estimate for occupational and personal injury liabilities. Most of the charge represents CSX’s estimated cost of incurred but not reported asbestos and other occupational disease claims. In addition, the quarter included an after-tax charge of $67 million, or 31 cents per share, to account for the expected settlement of disputes in connection with the 1999 sale of CSX’s international container-shipping assets. Neither charge is expected to have a material impact on cash flows in future periods.

Surface Transportation revenue, which includes CSX’s rail and intermodal units, was $1.82 billion, up two percent from a year ago. Revenue and volume improved in all of the company’s merchandise markets. Coal, auto and intermodal revenues were basically flat on a year-over-year basis. Total CSX revenues for the quarter were $1.88 billion versus $2.06 billion last year. The prior year comparison includes revenue of $215 million from CSX Lines, an affiliated company conveyed to the Carlyle Group in February 2003.

“Given heightened interest in asbestos issues, the company recently undertook a review of its overall methodology. Consistent with a recent trend by companies with asbestos exposure, including other reporting railroads, CSX decided to accrue for incurred but not reported asbestos and other occupational claims. That means the company will accrue for future claims, as well as those already filed. In addition, estimates have been reviewed by third-party experts.

“Resolution of the container shipping disputes, while subject to some conditions, will put behind us issues unrelated to our core business,” said Michael J. Ward, CSX chairman and chief executive officer.

“As for the rail and intermodal businesses, we are pleased with the revenue growth in merchandise resulting from our continued drive to improve yield and move shipments from other modes to CSX,” Ward said. “However, operating inefficiencies continued to keep our expenses too high.

“As we move forward, a more disciplined approach is beginning to improve the fluidity of our network. I am confident that as we improve our service, we will drive productivity up significantly and deliver more to the bottom line,” Ward added.

On a consolidated basis operating losses for the quarter totaled $98 million, versus operating income of $276 million last year. Surface Transportation had an operating loss of $16 million, reflecting the change in accounting estimate. Excluding this change, Surface Transportation would have shown operating income for the quarter of $213 million, down from $227 million in last year’s third quarter. CSX’s international terminal business reported operating income of $20 million versus $18 million in the third quarter of 2002.

The decline in Surface Transportation operating income essentially resulted from an overall lack of network fluidity, which drove increased equipment, employee, fuel and related service costs. Some of the decline resulted from additional costs and revenue being delayed or lost from the power blackout in the Northeast and Midwest, the impacts of a computer virus on CSX and the effects of Hurricane Isabel in the Mid-Atlantic states.

CSX will hold a third-quarter earnings conference call at 11 a.m., Friday, October 24. The dial-in number for this call is (212) 271-4562.

CSX Corporation, based in Jacksonville, Fla., operates one of the largest rail networks in the United States and also provides intermodal and international terminal management services. More information about the company is available at its Internet address: www.csx.com

This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

500 Water Street

15th Floor, C900

Jacksonville, FL 32202

http://www. csx.com

Contact:

Peter Mills

(904) 359-3184

The accompanying unaudited financial information should be read in conjunction with the Company’s 2002 Annual Report on Form 10-K, 2003 Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

			(Unaudited)
		Quarters Ended		Nine Months Ended
		Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Revenue	Operating Revenue	$1,882	$2,055	$5,840	$6,092
and Expense	Operating Expense	1,980	1,779	5,476	5,283

	Operating (Loss) Income	(98)	276	364	809
	Other Income	21	28	30	41
	Interest Expense	103	108	311	338

Earnings	Earnings (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(180)	196	83	512
	Income Tax (Benefit) Expense	(77)	69	17	182

	Earnings (Loss) Before Cumulative Effect of Accounting Change	(103)	127	66	330
	Cumulative Effect of Accounting Change—Net of Tax	—	—	57	(43)

	Net (Loss) Earnings	$(103)	$127	$123	$287

Per Common	Earnings (Loss) Per Share, Assuming Dilution:
Share	Before Cumulative Effect of Accounting Change	$(0.48)	$0.60	$0.31	$1.55
	Cumulative Effect of Accounting Change	—	—	0.26	(0.20)

	Net (Loss) Earnings	$(0.48)	$0.60	$0.57	$1.35

	Average Diluted Common Shares Outstanding (Thousands)	213,955	213,633	214,281	213,453

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.30	$0.30

Notes to Consolidated Financial Statements

(1)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings. On an ongoing basis, depreciation expense will be reduced, while labor and fringe and materials, supplies and other expense will be increased.

(2)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). Horizon has subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $300 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor. A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Approximately $3 million of this gain was recognized in the third quarter, with $7 million being recognized year to date. The securities have a term of 7 years and a preferred return feature. During the third quarter, CSX received a $15 million payment from Horizon Lines, which included $3 million of interest, in return of a portion of its investment in Horizon and now holds $48 million of securities.

(3)	SFAS 142, “Goodwill and Other Intangible Assets,” was issued in 2001. Under the provisions of SFAS 142, goodwill and other indefinite lived intangible assets are no longer amortized but are reviewed for impairment on a periodic basis. The Company adopted this standard at the beginning of fiscal year 2002 and incurred a pretax charge of $83 million, $43 million after tax and consideration of minority interest, 20 cents per share, as a cumulative effect of an accounting change, which represents the difference between book value and the fair value of indefinite lived intangible assets. These indefinite lived intangible assets are permits and licenses that the Company holds relating to a proposed pipeline to transfer natural gas from Alaska’s north slope to the port in Valdez, Alaska. The fair value was determined using a discount method of projected future cash flows relating to these assets. The carrying value of these assets is now approximately $3 million. The adoption of SFAS 142 did not have a material effect on prior reporting periods and it does not have a material effect on future earnings.

(4)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million ($145 million after tax, 68 cents per share) in the third quarter of 2003 to increase its provision for these claims.

(5)	Effective for the third quarter, CSX has entered into two settlement agreements with Maersk which resolve all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect is to reduce the Company’s earnings by

$108 million pretax, $67 million after tax, or 31 cents per share. This charge is reflected in the financial statements as the additional loss on sale of the international container-shipping assets.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

		(Unaudited)
		Sept. 26, 2003	Dec. 27, 2002
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$736	$264
	Accounts Receivable—Net	1,250	845
	Materials and Supplies	168	180
	Deferred Income Taxes	134	128
	Other Current Assets	92	155
	Domestic Container-Shipping Assets Held for Disposition	—	263

	Total Current Assets	2,380	1,835
	Properties—Net	13,614	13,286
	Investment in Conrail	4,661	4,653
	Affiliates and Other Companies	488	381
	Other Long-term Assets	784	807

	Total Assets	$21,927	$20,962

Liabilities	Current Liabilities
	Accounts Payable	$800	$802
	Labor and Fringe Benefits Payable	418	457
	Casualty, Environmental and Other Reserves	226	246
	Current Maturities of Long-term Debt	575	391
	Short-term Debt	729	143
	Income and Other Taxes Payable	101	144
	Other Current Liabilities	175	178
	Domestic Container-Shipping Liabilities Held for Disposition	—	104

	Total Current Liabilities	3,024	2,465
	Casualty, Environmental and Other Reserves	862	604
	Long-term Debt	6,480	6,519
	Deferred Income Taxes	3,630	3,567
	Other Long-term Liabilities	1,619	1,566

	Total Liabilities	15,615	14,721

Shareholders’ Equity	Common Stock, $1 Par Value	214	214
	Other Capital	1,556	1,548
	Retained Earnings	4,858	4,797
	Accumulated Other Comprehensive Loss	(316)	(318)

	Total Shareholders’ Equity	6,312	6,241

	Total Liabilities and Shareholders’ Equity	$21,927	$20,962

CSX Corporation and Subsidiaries                                                                                                                                        Quarterly Flash

CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

		(Unaudited) Nine Months Ended
		Sept. 26, 2003	Sept. 27, 2002
Operating Activities	Net Earnings	$123	$287
	Adjustments to Reconcile Net Earnings to Net Cash (Used) Provided:
	Depreciation	482	477
	Deferred Income Taxes	22	102
	Cumulative Effect of Accounting Change—Net of Tax	(57)	43
	Additional Loss on Sale	108	—
	Provision for Casualty Reserves	232	—
	Other Operating Activities	17	(17)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(48)	(13)
	Termination of Sale of Receivables	(380)	(120)
	Other Current Assets	7	(11)
	Accounts Payable	18	(66)
	Other Current Liabilities	(120)	11

	Net Cash Provided by Operating Activities	404	693

Investing Activities	Property Additions	(757)	(743)
	Net Proceeds from Divestitures	214	—
	Short-term Investments—Net	(213)	177
	Other Investing Activities	(26)	(58)

	Net Cash Used by Investing Activities	(782)	(624)

Financing Activities	Short-term Debt—Net	586	571
	Long-term Debt Issued	433	519
	Long-term Debt Repaid	(292)	(1,113)
	Dividends Paid	(65)	(65)
	Other Financing Activities	(26)	2

	Net Cash Provided (Used) by Financing Activities	636	(86)

Cash, Cash Equivalents and Short-term Investments	Net Increase (Decrease) in Cash and Cash Equivalents	258	(17)
	Cash and Cash Equivalents at Beginning of Period	127	137

	Cash and Cash Equivalents at End of Period	385	120
	Short-term Investments at End of Period	351	302

	Cash, Cash Equivalents and Short-termInvestments at End of Period	$736	$422

CSX Corporation and Subsidiaries	Quarterly Flash

BUSINESS SEGMENTS (Unaudited)(1)

(Dollars in Millions)

Quarters Ended Sept. 26, 2003, and Sept. 27, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Operating Revenue	$1,510	$1,473	$313	$313	$1,823	$1,786	$59	$64	$—	$205	$1,882	$2,055
Operating Expense
Labor and Fringe	636	627	17	16	653	643	12	14	1	61	666	718
Materials, Supplies and Other	318	297	48	46	366	343	20	19	1	68	387	430
Conrail Rents, Fees and Services	86	82	—	—	86	82	—	—	—	—	86	82
Building and Equipment Rent	109	117	38	34	147	151	2	3	(3)	7	146	161
Inland Transportation	(100)	(93)	174	171	74	78	2	3	—	23	76	104
Depreciation	145	146	7	7	152	153	3	3	3	7	158	163
Fuel	132	109	—	—	132	109	—	—	—	19	132	128
Miscellaneous	—	—	—	—	—	—	—	4	(11)	(11)	(11)	(7)
Provision for Casualty Claims(3)	229	—	—	—	229	—	—	—	3	—	232	—
Additional Loss on Sale(4)	—	—	—	—	—	—	—	—	108	—	108	—

Total Operating Expense	1,555	1,285	284	274	1,839	1,559	39	46	102	174	1,980	1,779

Operating Income (Loss)	$(45)	$188	$29	$39	$(16)	$227	$20	$18	$(102)	$31	$(98)	$276

Operating Ratio	103.0%	87.2%	90.7%	87.5%	100.9%	87.3%	66.1%	71.9%

Nine Months Ended Sept. 26, 2003, and Sept. 27, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Operating Revenue	$4,614	$4,497	$929	$871	$5,543	$5,368	$169	$180	$128	$544	$5,840	$6,092
Operating Expense
Labor and Fringe	1,929	1,892	54	49	1,983	1,941	38	45	61	171	2,082	2,157
Materials, Supplies and Other	988	946	144	131	1,132	1,077	55	59	50	187	1,237	1,323
Conrail Rents, Fees and Services	259	248	—	—	259	248	—	—	—	—	259	248
Building and Equipment Rent	308	326	108	98	416	424	6	7	—	32	422	463
Inland Transportation	(297)	(271)	522	466	225	195	6	6	16	66	247	267
Depreciation	438	422	23	22	461	444	7	7	7	19	475	470
Fuel	426	325	—	—	426	325	—	—	15	47	441	372
Miscellaneous	—	—	—	—	—	—	5	11	(32)	(28)	(27)	(17)
Provision for Casualty Claims(3)	229	—	—	—	229	—	—	—	3	—	232	—
Additional Loss on Sale(4)	—	—	—	—	—	—	—	—	108	—	108	—

Total Operating Expense	4,280	3,888	851	766	5,131	4,654	117	135	228	494	5,476	5,283

Operating Income (Loss)	$334	$609	$78	$105	$412	$714	$52	$45	$(100)	$50	$364	$809

Operating Ratio	92.8%	86.5%	91.6%	87.9%	92.6%	86.7%	69.2%	75.0%

(1)	Prior periods have been reclassified to conform to the current presentation.
(2)	Eliminations/Other consists of the following:
(a)	Charge incurred upon entering into settlement agreements with Maersk
(b)	Reclassification of International Terminals minority interest expense
(c)	Operations of CSX Lines and gain amortization
(d)	Expenses related to the 2003 retirement of the Company’s former Chairman and Chief Executive Officer
(e)	Other items
(3)	Represents charge recorded in connection with the Company’s change in estimating casualty reserves, which impacted surface transportation operating income by $229 million and operating ratio by 12.6 percent.
(4)	Represents the charge incurred upon entering into settlement agreements with Maersk.

CSX Corporation and Subsidiaries                                                                                                                                         Quarterly Flash

SURFACE TRANSPORTATION TRAFFIC AND REVENUE(1)

Loads (Thousands); Revenue (Dollars in Millions)

	Third Quarter Loads			Third Quarter Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	114	113	1%	$74	$73	1%
Metals	85	83	2	107	104	3
Forest and Industrial Products	153	151	1	205	195	5
Agricultural and Food	111	109	2	157	154	2
Chemicals	136	134	1	249	239	4
Emerging Markets	130	115	13	125	106	18

	729	705	3	917	871	5
Automotive	120	124	(3)	193	195	(1)
Coal, Coke and Iron Ore
Coal	391	395	(1)	384	382	1
Coke and Iron Ore	17	22	(23)	14	19	(26)

	408	417	(2)	398	401	(1)
Other	—	—	—	2	6	(67)

Total Rail	1,257	1,246	1	1,510	1,473	3

Intermodal
Domestic	263	252	4	195	178	10
International	301	314	(4)	120	133	(10)
Other	—	—	—	(2)	2	(200)

Total Intermodal	564	566	—	313	313	—

Total Surface Transportation	1,821	1,812	—%	$1,823	$1,786	2%

	Nine Months Loads			Nine Months Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	344	351	(2)%	$246	$245	—%
Metals	260	240	8	325	302	8
Forest and Industrial Products	454	447	2	607	581	4
Agricultural and Food	338	334	1	489	479	2
Chemicals	408	409	—	744	723	3
Emerging Markets	356	323	10	355	301	18

	2,160	2,104	3	2,766	2,631	5
Automotive	390	401	(3)	625	626	—
Coal, Coke and Iron Ore
Coal	1,164	1,179	(1)	1,155	1,143	1
Coke and Iron Ore	47	52	(10)	42	54	(22)

	1,211	1,231	(2)	1,197	1,197	—
Other		—	—	26	43	(40)
Total Rail	3,761	3,736	1	4,614	4,497	3
Intermodal
Domestic	775	714	9	570	498	14
International	880	870	1	354	367	(4)
Other	—	—	—	5	6	(17)

Total Intermodal	1,655	1,584	4	929	871	7

Total Surface Transportation	5,416	5,320	2%	$5,543	$5,368	3%

(1)	Certain prior period traffic has been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS

REVENUE

Merchandise

Merchandise showed strong growth in the third quarter with revenues up 5 percent on 3 percent volume growth. All markets showed year-over-year improvements in revenue and volume.

•	Phosphates and Fertilizers—Strong international phosphate demand limited movements to domestic markets. Weakness in port phosphate rock was offset by strength in the ammonia market.

•	Metals—Steel production and mill utilization have been on a downward trend due to overcapacity and softer demand. Continued strength in scrap metals due to export demand from east coast supply points, renewed strength in semi-finished metals and continued growth in modal conversions contributed to year-over-year improvement.

•	Forest and Industrial Products—Building products and lumber remain strong as the construction industry catches up from severe weather earlier in the year. Woodchip orders were strong as mills build sufficient inventory for fall. Strength in printing paper is being driven by import traffic.

•	Agricultural and Food—A large southeast crop has negatively impacted feed grain. Sweeteners continue to be negatively impacted by source shifts and a plant closure. Strength in refrigerated products, wheat and flour, exports and other grocery LOBs helped drive year-over-year gains.

•	Chemicals—Plastics market recently benefited from lower feedstock prices and rebuilding of shipper inventories. Strength exists in all petroleum commodities, except alcohols. Year-over-year strength in inorganic acids partially due to a strike in eastern Canada, has allowed CSX to supply sulfuric acid to the northeast. The strike was settled in mid-September.

•	Emerging Markets—Growth continued in aggregate shipments, primarily in Florida and Georgia, due to strong regional construction demand. Strength also continues across all waste markets. Modal conversions and increased demand are driving growth in cement. Redeployments are still driving growth in ammunition and general military cargo.

Automotive

Volume decline was directly attributed to flat sales and a 200,000 unit year-over-year decline in North American light vehicle production. Field inventories were five days higher year-over-year. Haul extensions and price increases partially mitigated sales and production impact on revenue and improved yield.

Coal, Coke and Iron Ore

Reduced production levels drove year-over-year weakness in steel related traffic. Strength in export moves resulted due to high European steam coal demand for electricity generation to cooling systems. Utility revenue was favorable year-over-year due to pricing initiatives and strong long haul mix.

Intermodal

•	Domestic—Double digit revenue growth was supported by transloading international volumes into domestic equipment, new 53’ containers and the Union Pacific/CSX Intermodal container program. Truck brokerage strengthened as the rollout of Pegasus, a new dispatch system, was completed and yield per box has improved.

•	International—Shifts in imports/exports from Pacific to Atlantic ports has resulted in volume declines, shorter hauls and lower per-unit revenues.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS (continued)

EXPENSE

Labor and Fringe expenses were up $10 million in the third quarter of 2003, compared to the same period of the prior year. Benefits of reduced staffing levels and reversal of the Company’s incentive compensation accrual were offset by increased costs relating to contract wage inflation, overtime costs and severance and related costs.

Materials, Supplies and Other expenses increased $23 million quarter-over-quarter due to increased derailment costs, increased railway maintenance costs and decreased efficiencies. These expenses were offset, in part, by favorable environmental and other costs.

Conrail Rents, Fees and Services increased $4 million in the third quarter of 2003, as compared to the prior year period, as a result of increased usage of Shared Areas and a contractual increase in the rental fee for Shared Area facilities.

Building and Equipment Rent decreased $4 million in the 2003 third quarter compared to the prior year as a result of car hire reclaims in the 2002 period that did not recur in this quarter.

Fuel expenses increased $23 million in the third quarter of 2003, as compared to the same period of the prior year. The expense increase is primarily due to $16 million in fuel price increases.

Provision for Casualty Claims of $229 million represents the charge recorded in conjunction with the Company’s change in estimate for its casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years.

CSX Corporation and Subsidiaries	Quarterly Flash

RAIL OPERATING STATISTICS (1)

		Third Quarter			Nine Months
		2003	2002	% Change	2003	2002	% Change
Coal	Domestic:
(Millions of Tons)	Utility	32.6	34.1	(4)%	98.9	99.4	(1)%
	Other	7.1	6.2	15	18.6	18.1	3

	Total Domestic	39.7	40.3	(1)	117.5	117.5	—
	Export	2.0	1.8	11	6.2	7.7	(19)

	Total	41.7	42.1	(1)	123.7	125.2	(1)

Revenue Ton-Miles	Merchandise	33.4	31.0	8	99.4	94.3	5
(Billions)	Automotive	2.0	2.2	(9)	6.5	6.8	(4)
	Coal	17.5	18.3	(4)	52.6	54.4	(3)
	Intermodal	5.4	5.4	—	16.0	15.7	2

	Total	58.3	56.9	2	174.5	171.2	2

Gross Ton-Miles(2) (Billions)	Total Gross Ton-Miles	111.7	108.7	3	333.9	328.6	2

Service Measurements	Personal Injury Frequency Index (Per 100 Employees)	2.18	2.10	(4)	2.13	2.01	(6)
	FRA Train Accidents Frequency (Per Million Train Miles)	4.22	3.11	(36)	4.15	3.16	(31)
	Average, All Trains (Miles Per Hour)	21.0	22.2	(5)	21.0	22.6	(7)
	Average System Dwell Time (Hours)	25.4	22.6	(12)	24.8	22.9	(8)
	Average Total Cars-On-Line	229,754	226,425	(1)	229,610	230,322	—
	On—Time Originations	64.4%	77.4%	(17)	63.7%	77.1%	(17)
	On—Time Arrivals	57.4%	76.4%	(25)	58.1%	78.3%	(26)
	Average Recrews (Per Day)	54.0	27.0	(100)	49.0	25.0	(96)

(1)	Amounts for 2003 are estimated.

(2)	Amounts exclude locomotive gross ton-miles.

SURFACE TRANSPORTATION FUEL STATISTICS

	Third Quarter		Nine Months
	2003	2002	2003	2002
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	145.1	136.4	439.1	426.0
Price Per Gallon (Dollars)	$0.9087	$0.8017	$0.9702	$0.7641
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(16)		$(91)

CSX Corporation and Subsidiaries	Quarterly Flash

INTERNATIONAL TERMINALS

OPERATING RESULTS

Revenue decreased $5 million, or 8 percent, to $59 million for the 2003 quarter, compared to $64 million in the prior year quarter, primarily due to weakness in the Hong Kong market.

Expenses decreased $7 million to $39 million for the third quarter, compared to $46 million for the 2002 quarter, partially attributed to reduced labor and fringe costs due to reduced volume at its Hong Kong operations and a $3 million gain related to the divestiture of a portion of the Caucedo terminal ownership interest, which offset other miscellaneous expenses.

Operating income increased $2 million for the 2003 quarter, as compared to the 2002 quarter, due to a gain on the sale of a portion of Caucedo terminal ownership interest and aggressive cost focus to offset the revenue decline in Hong Kong.

OPERATING STATISTICS(1)

	(Unaudited)
	Third Quarter		Nine Months
	2003	2002	2003	2002
Gross Revenue (Dollars in Millions)	$106	$104	$303	$289
Gross Lifts	845,023	569,189	2,393,941	1,577,919
Average Port Productivity (Port Moves Per Crane Per Hour)	31.0	30.6	31.5	31.7

(1)	Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share
	2003	2002(4)	2001(4)	2003(5)(6)	2002(4)	2001(1)(4)	2003(2)(5)	2002(3)	2001(1)
First Quarter	$2,016	$1,964	$2,025	$177	$212	$189	$.46	$.12	$.10
Second Quarter	1,942	2,073	2,057	285	321	265.59		.63	.51
Third Quarter	1,882	2,055	2,019	(98)	276	282	(.48)	.60	.47
Fourth Quarter		2,060	2,009		318	221		.64	.31

Year	$5,840	$8,152	$8,110	$364	$1,127	$957		$1.99	$1.38

(1)	Fourth quarter 2001 includes a charge of $60 million pretax, $37 million after tax, 17 cents per share, for the settlement of the 1997 New Orleans tank car fire litigation.

(2)	First quarter 2003 includes a credit of $57 million after tax, 26 cents per share, as a result of a cumulative effect of an accounting change for asset retirement obligations.

(3)	First quarter 2002 includes a charge of $43 million after tax, 20 cents per share, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

(4)	In the first quarter of 2003, CSX conveyed its interest in CSX Lines. Revenue from CSX Lines is included in previous quarters of $205 million in third quarter of 2002 and $181 million in third quarter of 2001. CSX Lines’ operating income of $22 million and $17 million is included in the third quarters of 2002 and 2001, respectively.

(5)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million ($145 million after tax, 68 cents per share) in the third quarter of 2003 to increase its provision for these claims.

(6)	Effective for the third quarter, CSX has entered into two settlement agreements with Maersk which resolve all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect is to reduce the Company’s earnings by $108 million pretax, $67 million after tax, or 31 cents per share. This charge is reflected in the financial statements as the additional loss on sale of the international container-shipping assets.

FINANCIAL MEASURES (Unaudited)

	Nine Months Ended
	Sept. 26, 2003	Sept. 27, 2002
Working Capital Deficit (Dollars in Millions)	$(644)	$(838)
Current Ratio	0.8	0.7
Commercial Paper—Short-term (Dollars in Millions)	$729	$574
Debt Ratio(1)	52%	52%
All-in Debt Ratio(2)	55%	57%
12-Month Rolling Return on Assets	1.0%	2.1%
12-Month Rolling Return on Equity	3.2%	7.0%

(1)	Adjusted to include 42 percent of Conrail obligations.
(2)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

OTHER INCOME (EXPENSE)(1) (Unaudited)

(Dollars in Millions)

	Quarters Ended		Nine Months Ended
	Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Interest Income	$8	$7	$16	$22
Income from Real Estate and Resort Operations	25	45	58	88
Discounts on Sales of Accounts Receivable	—	(6)	(10)	(20)
Minority Interest	(12)	(13)	(32)	(31)
Equity in Losses of Other Affiliates	—	—	—	(5)
Miscellaneous	—	(5)	(2)	(13)

Total	$21	$28	$30	$41

Gross Revenue from Real Estate and Resort Operations
Included in Other Income	$74	$91	$184	$205

(1)	Prior periods have been reclassified to conform to current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

EBITDA (Unaudited)

(Dollars in Millions)

This computation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is presented because management believes it is a financial indicator used by investors and analysts to evaluate companies on the basis of operating performance. This is not considered to be better information than is available in the Company’s publicly available reports filed with the Securities and Exchange Commission and does not conform with generally accepted accounting principles. CSX owns a 42 percent undivided interest in Conrail Inc., and operates over a portion of the Conrail territory under the terms of an operating agreement. Conrail loans its excess cash to its owners under loan agreements at market interest rates. The calculation of EBITDA combines CSX and Conrail financial data for analytical purposes only and is not intended to suggest that CSX has control over Conrail’s operations.

	CSX Consolidated		42% of Conrail		Other(2)		Combined EBITDA
	2003(1)	2002	2003	2002	2003	2002	2003	2002
Quarters Ended Sept. 26, 2003, and Sept. 27, 2002
Net Earnings (Loss), as adjusted	$109	$127	$16	$23	$(16)	$(23)	$109	$127
Depreciation and Amortization	158	163	34	34	24	24	216	221
Interest Income	(8)	(7)	(2)	(2)	1	—	(9)	(9)
Discounts on Sales of Accounts Receivable	—	6	—	—	—	—	—	6
Interest Expense	103	108	11	11	(1)	4	113	123
Income Tax Expense	51	69	11	10	(7)	(7)	55	72

Combined EBITDA	$413	$466	$70	$76	$1	$(2)	$484	$540

Nine Months Ended Sept. 26, 2003, and Sept. 27, 2002
Net Earnings (Loss) Before Cumulative
Effect of Accounting Change, as adjusted	$278	$330	$48	$56	$(48)	$(56)	$278	$330
Depreciation and Amortization	475	470	104	102	66	63	645	635
Interest Income	(16)	(22)	(6)	(7)	4	4	(18)	(25)
Discounts on Sales of Accounts Receivable	10	20	—	—	—	—	10	20
Interest Expense	311	338	32	33	(4)	—	339	371
Income Tax Expense	145	182	29	29	(18)	(16)	156	195

Combined EBITDA	$1,203	$1,318	$207	$213	$—	$(5)	$1,410	$1,526

(1)	CSX consolidated net earnings for 2003 has been adjusted and a reconciliation follows:

	CSX Consolidated 2003
	Quarter	Nine Months
Net earnings, as adjusted	$109	$278
Provision for casualty reserves, net of income tax	(145)	(145)
Final loss on sale, net of income tax	(67)	(67)

Net earnings, per income statement	$(103)	$66

(2)	Other includes purchase price amortization, eliminations and reclassifications.

CSX Corporation and Subsidiaries	Quarterly Flash

EMPLOYEE COUNTS BY SEGMENT—ESTIMATED

	2003			2002
	Aug.	May	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	33,139	33,427	32,445	33,271	33,912	33,878	32,951
Intermodal	1,115	1,115	1,122	1,124	1,110	1,077	1,063
Technology and Corporate	839	858	884	900	912	896	878

Total Surface Transportation	35,093	35,400	34,451	35,295	35,934	35,851	34,892

International Terminals	1,006	1,013	1,035	1,238	1,242	1,264	1,275

Other	1,957	1,858	1,234	3,272	3,496	3,260	2,742

Total	38,056	38,271	36,720	39,805	40,672	40,375	38,909